Exhibit 10.3
EAGLE MATERIALS INC.
INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     This restricted stock unit agreement (the “Restricted Stock Unit Agreement” or “Agreement”) entered into between Eagle Materials Inc., a Delaware corporation (the “Company”), and                                                              (the “Grantee”), an employee of the Company or its Affiliates, with respect to a right (the “Award”) of                      restricted stock units (“Restricted Stock Units”) representing shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), granted to the Grantee under the Eagle Materials Inc. Incentive Plan as amended (the “Plan”) on May 9, 2006 (the “Award Date”), such number of units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
     1. Relationship to Plan.
     This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company’s Compensation Committee (“Committee”) and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For the purposes of this Restricted Stock Unit Agreement:
          (a) “Disability” shall have the meaning assigned to such term under the Plan, however, in the case of a Director, for purposes of the Agreement, Disability shall be determined by the Committee.
          (b) “Vesting Date” means for March 31, 2007.
          (c) “Vesting Period” means the period commencing on the Award Date April 1, 2006 and ending on March 31, 2007.
     2. Vesting and Payment.
          (a) Operational Excellence Vesting Schedule.                      Restricted Stock Units of the Award (the “Operational Excellence RSUs”) shall vest on the Vesting Date based on the number of points achieved at the end of Fiscal Year 2007 based on the Fiscal Year 2007 Operational Excellence Goals (as described in Exhibit A to this Agreement) in accordance with the following schedule:

Percentage of Operational
Points Achieved	Excellence RSUs Vested
100	100%
94	90%
88	80%
82	70%
76	60%
70	50%
64	40%
58	30%
52	20%
46	10%
40	0%

     The determination of the number of points achieved shall be made and approved by the Committee. The Committee shall have the sole authority to determine the number of points achieved for purposes of this schedule, and its determination shall be final, conclusive and binding on all parties. The exact vesting percentage attained from the schedule shall be calculated based on straight-line interpolation between the percentages shown in the schedule with fractional percentages rounded to the nearest tenth of one percent. At the end of the Vesting Period, if any Operational Excellence RSUs remain unvested, such Operational Excellence RSUs shall be forfeited.
     The Grantee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the Vesting Date in order for the Operational Excellence RSUs to vest as provided in this Section 2(b).
          (b) Strategic Execution Vesting Schedule.                      Restricted Stock Units of the Award (the “Strategic Execution RSUs”) shall vest on the Vesting Date based on the number of points achieved at the end of Fiscal Year 2007 based on the Fiscal Year 2007 Strategic Execution Goals (as described in Exhibit B to this Agreement) in accordance with the following schedule:

Percentage of Operational
Points Achieved	Excellence RSUs Vested
100	100%
94	90%
88	80%
82	70%
76	60%
70	50%
64	40%
58	30%
52	20%
46	10%
40	0%
     The determination of the number of points achieved shall be made and approved by the Committee. The Committee shall have the sole authority to determine the number of points achieved for purposes of this schedule, and its determination shall be final, conclusive and binding on all parties. The exact vesting percentage attained from the schedule shall be calculated based on straight-line interpolation between the percentages shown in the schedule with fractional percentages rounded to the nearest tenth of one percent. At the end of the Vesting Period, if any Strategic Execution RSUs remain unvested, such Strategic Execution RSUs shall be forfeited.
     The Grantee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the Vesting Date in order for the Strategic Execution RSUs to vest as provided in this Section 2(a).
          (c) Payment. One-third of the Restricted Stock Units that vest in accordance with the provisions of Section 2(a) or 2(b) shall become payable as soon as administratively practicable following the applicable Vesting Date. The remaining two-thirds shall become payable one-third on the first anniversary of such Vesting Date and one-third on the second anniversary of such Vesting Date.

     The Grantee must be in continuous employment with the Company or any of its Affiliates or serve as a Director from the Award Date through the date the portion of the Award would otherwise become payable absent any deferral election in order for the portion of the Award to become payable with respect to additional Restricted Stock Units, otherwise such portion of the Award shall be forfeited. Notwithstanding the foregoing, if the Grantee’s employment and service as a Director terminates by reason of death or Disability, the Restricted Stock Units (including Dividend Equivalent Payments under Section 4 hereof) shall be payable as though he had continued in employment and service as Director, as applicable, through the date the amounts would otherwise be paid under this Section 2(c) absent any deferral election.
          (d) Calculations. Calculations of points achieved under the Operational Excellence Goals and the Strategic Execution Goals shall be made and approved by the Committee. The Committee shall have the sole authority to approve the calculations for purposes of the vesting schedules, and its approval of such calculations shall be final, conclusive, and binding on all parties.
          (e) Change in Control. This Award shall become fully vested and payable without regard to the limitations set forth in subparagraph (a), (b) or (c) above, provided that the Grantee has been in continuous employment with the Company or any of its Affiliates or served as a Director since the Award Date, upon the occurrence of a Change in Control (as defined in Exhibit C to this Agreement), and fully payable (without regard to the limitations set forth in subparagraph (c) above or any elections made pursuant to Section 5 below) upon a Change in Control with respect to any Restricted Stock Units which have not been theretofore forfeited, unless either (i) the Committee determines that the terms of the transaction giving rise to the Change in Control provide that the Award is to be replaced within a reasonable time after the Change in Control with an award of equivalent value of shares of the surviving parent corporation or (ii) the Award is to be settled in cash in accordance with the last sentence of this subparagraph (f). Upon a Change in Control, pursuant to Section 16 of the Plan, the Company may, in its discretion, settle the Award by a cash payment that the Committee shall determine in its sole discretion is equal to the fair market value of the Award on the date of such event.
     3. Forfeiture of Award.
     Except as provided in any other agreement between the Grantee and the Company, if the Grantee’s employment and service as Director terminates for reasons other than death or Disability, all unvested and vested (but not yet payable) Restricted Stock Units, and all Dividend Equivalent Amounts (as defined in Section 4) attributable thereto, as of the termination date shall be forfeited. In the event Grantee’s employment and service as Director terminates by reason of death or Disability, vested Restricted Stock Units and the Dividend Equivalent Amounts attributable thereto shall not be forfeited, but shall be payable in accordance with Section 2(c) of this Agreement.
     4. Dividend Equivalent Payments.
     During the period of time between the Award Date and the earlier of the date the Restricted Stock Units are paid or settled, the Restricted Stock Units will be evidenced by book entry registration. As of each date that dividends are paid with respect to Common Stock after the end of the applicable Vesting Period, the Grantee shall have a number of additional Restricted Stock Units credited to his or her account with respect to such dividends. The additional Restricted Stock Units credited with respect to such dividends shall be equal to: (i) the amount of the dividend paid per share of Common Stock as of such dividend payment date multiplied by the number of vested Restricted Stock Units credited to the Grantee’s account immediately prior to such dividend payment date; divided by (ii) the Fair Market Value of the Common Stock on such dividend payment date.

     5. Timing and Form of Payment.
     The Grantee may elect on or before September 30, 2006 to receive the payment of Common Stock under the Restricted Stock Units at a time permitted in and pursuant to an election form, subject to such terms and conditions set forth in such form, as prescribed by the Committee (“Election Form”). The Grantee may timely elect to further defer receipt of the Award in such time and manner, if any, as prescribed by the Committee in its sole and absolute discretion.
     Notwithstanding anything herein to the contrary including the Grantee’s election pursuant to the Election Form, the Company reserves the right to pay the value of the vested Restricted Stock Units, to the extent not yet paid, to the Grantee in the form of shares of Common Stock or an equivalent cash payment at any time following vesting of the Award.
     6. Delivery of Shares.
          The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulations or agreement.
     7. Notices.
     Notice or other communication to the Company with respect to this Award must be made in the following manner, using such forms as the Company may from time to time provide:
          (a) by electronic means as designated by the Committee;
          (b) by registered or certified United States mail, postage prepaid, to Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Blvd, Suite 1100, Dallas, Texas 75219; or
          (c) by hand delivery or otherwise to Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Blvd, Suite 1100, Dallas, Texas 75219.
     Notwithstanding the foregoing, in the event that the address of the Company is changed, any such notice shall instead be made pursuant to the foregoing provisions at the Company’s current address.
     Any notices provided for in this Restricted Stock Unit Agreement or in the Plan shall be given in writing or by such electronic means, as permitted by the Committee, and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
     8. Assignment of Award.
     Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Restricted Stock Unit Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order; and this Award is payable only to the Grantee during his lifetime except as otherwise expressly provided in this Agreement.
     After the death of the Grantee, payment of the Award shall be permitted only to the Grantee’s designated beneficiary or, in the absence of a designated beneficiary, the Grantee’s executor or the personal representative of the Grantee’s estate (or by his assignee, in the event of a permitted assignment) to the extent that the Award was payable on the date of the Grantee’s death.
     9. Stock Certificates.
     Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 9 have been complied with.
     10. Withholding.
     No certificates representing shares of Common Stock awarded hereunder shall be delivered to or in respect of a Grantee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with this Award by delivering cash, or, with the Committee’s approval, by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid. The Grantee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.
     11. Shareholder Rights.
     The Grantee shall have no rights of a shareholder with respect to shares of Common Stock subject to the Award unless and until such time as the Award has been paid pursuant to Section 5 and shares of Common Stock have been transferred to the Grantee.
     12. Successors and Assigns.
     This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
     13. No Employment Guaranteed.
     No provision of this Restricted Stock Unit Agreement shall confer any right upon the Grantee to continued employment with the Company or any Affiliate.

     14. Governing Law.
     This Restricted Stock Unit Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
     15. Amendment.
     This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.

EAGLE MATERIALS INC.

Date:	By:

	Name:	Steven R. Rowley
	Title:	President and CEO
     The Grantee hereby accepts the foregoing Restricted Stock Unit Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

GRANTEE:
Date:

Grantee’s Address:
Eagle Materials Inc.
3811 Turtle Creek Blvd. #1100
Dallas, TX 75219

EXHIBIT A
EAGLE MATERIALS INC.
FY 2007 OPERATIONAL EXCELLENCE GOALS
Gypsum Companies
1.	Goal relating to gypsum wallboard production.

2.	Goal relating to wallboard product development.

3.	Goal relating to customer relationships.
Cement Companies
1.	Goals relating to annual production and sales.
Paperboard Company
1.	Goal relating to plant operations.
Concrete and Aggregates Companies
1.	Goal relating to aggregates companies operating and financial performance.

2.	Goal relating to concrete companies operating and financial performance.
Safety – All Companies
1.	Goal relating to reportable cases.

EXHIBIT B
EAGLE MATERIALS INC.
FY 2007 STRATEGIC EXECUTION GOALS
Wallboard Companies
1.	Goal regarding scheduling and budget of strategic project.

2.	Goal regarding logistic plan.

3.	Goal regarding future expansion opportunities.
Cement Companies
1.	Goal regarding scheduling and budget of strategic projects.

2.	Goal regarding completion of analysis for certain projects.

3.	Goal regarding future expansion opportunities.
Paperboard Company
1.	Goal regarding product differentiation.
Concrete and Aggregate Companies
1.	Goal regarding scheduling and budget of strategic project.

2.	Goal regarding expansion project analysis.
General
1.	Goal relating to strategic expansion opportunities.

EXHIBIT C
Change in Control
     For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:
     (a) The acquisition by any Person of beneficial ownership of securities of the Company (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of (i) 50% or more of the total number of outstanding shares of any single class of Company Common Stock or (ii) 40% or more of the total number of outstanding shares of all classes of Company Common Stock, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board or (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
     (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (or who is otherwise designated as a member of the Incumbent Board by such a vote) shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) The consummation of a Business Combination, unless, immediately following such Business Combination, (i) more than 50% of both the total number of then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the outstanding shares of Company Common Stock immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding shares of Company Common Stock, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the total number of then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the consummation of such Business Combination; or
     (d) Approval by the Board and the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition (or, if there is no such approval by shareholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (A) Persons that were beneficial owners of the outstanding shares of Company Common Stock immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 50% of the total number of then outstanding shares of common stock and the combined voting power of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the Acquiring Entity in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition of the outstanding shares of Company Common Stock; (B) no Person (other than any employee benefit plan (or related trust) of the Company or such entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the Board of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Major Asset Disposition.
For purposes of the foregoing,
(i)	the term “Person” means an individual, entity or group;

(ii)	the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(iii)	the terms “beneficial owner”, “beneficial ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;

(iv)	the term “Business Combination” means (x) a merger, consolidation or share exchange involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(v)	the term “Company Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company;

(vi)	the term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vii)	the phrase “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries;

(viii)	the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 50% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the members of the Incumbent Board;

(ix)	the term “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body); and
(x)	the phrase “substantially the same proportions,” when used with reference to ownership interests in the parent corporation resulting from a Business Combination or in an Acquiring Entity, means substantially in proportion to the number of shares of Company Common Stock beneficially owned by the applicable Persons immediately prior to the Business Combination or Major Asset Disposition, but is not to be construed in such a manner as to require that the same ratio or number of shares of such parent corporation or Acquiring Entity be issued, paid or delivered in exchange for or in respect of the shares of each class of Company Common Stock.